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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
 (Date of earliest event reported)
May 5, 2008

GLOBAL GREEN SOLUTIONS INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-51198
(State or other jurisdiction of incorporation)	(Commission File No.)

789 West Pender Street, Suite 1010
Vancouver, British Columbia
Canada   V6C 1H2
(Address of principal executive offices and Zip Code)

(604) 408-0153
Toll Free (866) 408-0153
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 5, 2008, Global Green Solutions Inc. (“GGRN”) and Valcent USA, Inc. (“Valcent”) signed a definitive agreement, the Limited Liability Company Operating Agreement of Vertigro Algae Technologies, LLC (“VAT”), (the “Agreement”), covering operations and expansion of their joint algae biofuel initiative. GGRN and Valcent each hold 50% of VAT, which is a Texas Limited Liability Company. The Agreement is the governing document for the operations of VAT, through which GGRN and Valcent will continue their development of a system to produce algae biomass for the production of hydrocarbon alternative fuels, other products, and to sequester CO2 from the environment.

The algae are grown in high-density vertical bioreactors (patent-pending). Flow paths formed within the bioreactors allow water and algae to constantly circulate. Using the natural process of photosynthesis, maximum exposure to sunlight and the absorption of carbon dioxide, the algae reproduce rapidly. The self-contained bioreactors use little water and can be built on non-arable land, close to industrial facilities, to absorb carbon dioxide which is a major contributor to global warming.

Under terms of the Agreement, GGRN is to receive 70% of the net cash flow of VAT until it has received $3 million in excess of its percentage interest in such cash flow.  GGRN and Valcent have agreed that assets acquired by the project prior to the commencement of operations of VAT will be transferred to Valcent.

On May 7, 2008, VAT executed a Technology License Agreement (the “TLA”) together with Pagic LP, Valcent Products Inc., and West Peak Ventures of Canada Ltd. The TLA licenses certain Algae Biomass Technology and Intellectual Property to VAT for purposes of commercialization and exploitation for all industrial, commercial and retail applications, world-wide.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 9th day of May, 2008.

GLOBAL GREEN SOLUTIONS INC.

BY:	_”Arnold Hughes” ________________________
Arnold Hughes
Principal Financial Officer, Principal Accounting Officer and Treasurer